Exhibit 10.43

April 8, 2005

Thomas A. Schreck

140 Willowbrook Drive

Portola Valley, CA 94028

Re:	Letter Agreement Re Departure

Dear Tom:

This letter agreement sets forth the terms and conditions on which we have agreed regarding your departure from your employment and positions with DURECT Corporation as its Chief Financial Officer and a member of its Board of Directors. If you are in agreement with the terms and conditions described in this letter, please sign below to acknowledge your agreement and return an original signed copy to me.

Resignations and Duties Prior to Termination Date

You have informed us that, based on our discussions and the agreements set forth in this letter, you are prepared to submit your resignation of your position as DURECT’s Chief Financial Officer and as a member of the DURECT Board of Directors, each effective on April 30, 2005, and DURECT will accept your resignations effective on April 30, 2005. Your employment with DURECT will terminate pursuant to your resignations, effective on April 30, 2005 (the “Termination Date”).

For the period between the date of this letter and the Termination Date, you have agreed to continue as Chief Financial Officer and assist us in transitioning your duties as well as finding a new Chief Financial Officer. Of course, you will continue to receive your regular salary and benefits during this period, and you will continue to vest in stock options granted to you under the terms of the option grants.

Consulting Relationship

Commencing immediately after the Termination Date, you and DURECT will commence a consulting relationship (the “Consulting Relationship”) under which you will provide the Company with consulting services including in the areas of out-licensing and business development, the specific terms of which shall be covered by a consulting agreement entered between you and DURECT effective on May 1, 2005 (the “Consulting Agreement”). No compensation other than provided in this letter agreement will be paid to you for your services under the Consulting Agreement.

Additional Covenants

Confidentiality Agreement. You and DURECT acknowledge and agree that the Confidential Information and Invention Assignment Agreement executed by you in connection with your employment with DURECT (the “Confidentiality Agreement”) shall terminate on the Termination Date, but that certain obligations thereunder shall continue following the Termination Date, as set forth therein. You expressly agree that you will continue to maintain the confidentiality of all confidential and proprietary information of DURECT you acquired during your employment by DURECT in accordance with the Confidentiality Agreement and that you will fully perform your obligations under the Confidentiality Agreement that survive the Termination Date. The foregoing notwithstanding, any information provided to you by DURECT during the Consulting Relationship, or which DURECT allows you to continue to use during the Consulting Relationship, shall be governed by a separate agreement and/or by specific written authorizations from DURECT. You agree that as of the Termination Date you will return to DURECT all DURECT property in your possession, custody or control, including without limitation all computers, telephones, pagers, keys, credit cards, records and files whether stored in hard copy or electronic form, except to the extent such DURECT property is necessary to your performance of services under the Consulting Relationship, and will disclose to DURECT any and all voice mail and computer passwords and codes with respect to DURECT company communications. You further agree that as of the termination of the Consulting Relationship you will return all DURECT property then in your possession, custody or control, except as set forth in a separate agreement or written authorization from DURECT. The nonsolicitation covenant contained in Section 7 of the Confidentiality Agreement shall survive the Termination Date to the extent set forth in the Confidentiality Agreement, provided that the parties acknowledge and agree that the nonsolicitation covenant shall not apply to any contact initiated by you during the Consulting Relationship at DURECT’s direction for the purposes of providing services pursuant to the Consulting Agreement or for the purposes set forth in a separate agreement with DURECT or a written authorization from DURECT.

Cooperation with Investigations. You agree to cooperate and provide information to or at the request of DURECT, its attorneys or representatives, including but not limited to, being available as a witness in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of or in connection with your employment by DURECT or the consulting services provided during the Consulting Relationship, subject to DURECT’s obligation to pay you the reasonable and documented out-of-pocket expenses actually incurred by you in complying with your obligations hereunder. In the event you are subpoenaed by any third party to give testimony regarding any matter arising out of or related to your employment or consulting services provided under this letter agreement, you agree to notify DURECT promptly so that DURECT may take any action it deems appropriate, including (without limitation) a motion to quash such subpoena.

Consideration to You

Upon termination of your employment, provided you have performed all of your responsibilities and covenants described in this letter agreement and have executed the General Release of Claims executed by DURECT and enclosed with this letter effective as of April 30, 2005 and have delivered the executed release to me no later than May 3, 2005, DURECT will accelerate the vesting of outstanding unvested Incentive Stock Options granted February 10, 2003, to purchase 100,000 shares of common stock of DURECT (DRRX) at $1.58 per share, which options are now held by you (the “Accelerated Options”), effective as of April 30, 2005. As additional consideration for your agreement to the terms set forth above, and provided that you do not exercise any revocation right you may have as described in the General Release of Claims, and provided you continue to perform of all of your responsibilities and covenants described this letter agreement, you will receive an aggregate payment of $375,000, paid in equal monthly installments beginning on May 31, 2005 and ending on December 31, 2005, subject to applicable withholding and payroll taxes. The payments may be made, at DURECT’s option, on regular payroll dates.

Final Pay, Vacation, Expense Reimbursement and Benefits

On the Termination Date you will receive payment of your accrued base salary, and all accrued and unused vacation pay, through and including the Termination Date.

Upon receipt of appropriate documentation from you, preferably on or before the Termination Date but no later than May 31, 2005, DURECT will reimburse you for all reasonable business expenses incurred by you for DURECT business through the Termination Date in accordance with DURECT policy with respect to business expenses.

Except for your right to any vested benefit accrued by you under the DURECT Corporation 401(k) Plan, your eligibility or coverage under all DURECT benefit programs shall end on the Termination Date. You will be provided with an opportunity to elect continuation of your group health coverages under the DURECT group health programs in accordance with COBRA.

Stock Options

You and DURECT acknowledge and agree that, as of the Termination Date, options to purchase common stock of DURECT (DRRX) previously granted to you which are outstanding (“Outstanding Options”) will be exercisable with respect to vested shares (including the Accelerated Options) at the per share purchase price provided in the applicable stock option agreements. Other than the Outstanding Options, you and DURECT acknowledge and agree that no other stock options or rights to acquire stock of DURECT shall be outstanding as of the Termination Date.

You and DURECT further acknowledge and agree that, notwithstanding the commencement of the Consulting Relationship described in this letter agreement and the terms of any stock option agreement between you and DURECT with respect to the Outstanding Options, all unvested shares subject to each such Outstanding Option shall be forfeited as of the Termination Date.

After the Termination Date, all Outstanding Options will continue to be exercisable by you with respect to shares vested as of the Termination Date, including the Accelerated Options, during the term of your Consulting Relationship. Such options will cease to be exercisable on the earlier of the option expiration date or the date that is 60 days following the date that the Consulting Agreement is terminated (or the date that is six months from your death, if such event occurs while the options are otherwise exercisable).

Governing Law

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

Arbitration

Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Such arbitration shall take place in the state of California, County of Santa Clara unless otherwise agreed by you and DURECT. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Each party shall bear his or its own costs, including attorney fees, provided that the arbitrator may award costs in accordance with applicable law and provided further that DURECT shall bear all the costs of the arbitration itself (as distinct from any attorney fees you incur). Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, you and DURECT may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration covenant.

Entire Agreement

This letter agreement, together with the General Release of Claims enclosed herewith and the Consulting Agreement, constitutes the entire agreement between you and DURECT with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described above as remaining in full force and effect following the Termination Date. This letter agreement may not be modified or amended except by a document signed by an authorized officer of DURECT and by you. If any provision of this letter agreement becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this letter agreement shall continue in full force and effect without said provision.

If you are in agreement with the terms and conditions set forth above, please execute a copy of this letter below and return the signed original to me.

Very truly yours,

DURECT CORPORATION

/s/ James E. Brown

James E. Brown

ACKNOWLEDGED AND AGREED,

/s/ Thomas A. Schreck            Dated: April 8, 2005

Thomas A. Schreck

GENERAL RELEASE OF CLAIMS

Employee Release. In consideration for the payment in the amount of $375,000 to be paid to me by DURECT Corporation as described by letter from DURECT Corporation to me dated April 8, 2005, in consideration for the vesting of the Accelerated Options as described in that letter, and in consideration for the release granted by DURECT Corporation as set forth below, on behalf of myself and my heirs, executors, administrators and assigns, I, Thomas A. Schreck, hereby fully and forever release and discharge DURECT Corporation, its former and current officers, directors, agents, employees, representatives, attorneys, successors, predecessors, subsidiaries and assigns (hereinafter, collectively called the “Released Parties”) from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that I may possess (“Claims”) that I may now have or may later claim to have concerning and/or arising out of conduct, decisions, events, acts, omissions and/or transactions that occurred prior to my execution of this General Release of Claims (the “General Release”). This General Release does not, however, apply to any claims for indemnification I may have against DURECT Corporation now or in the future as a result of my actions as an employee or director of DURECT; without limitation, this General Release in no way alters DURECT Corporation’s obligations under Section 2802 of the California Labor Code, under DURECT Corporations’ bylaws or under the California Corporations Code and/or the General Corporation Law of Delaware to indemnify me against claims asserted against me.

I understand and agree that this General Release specifically extends to, without limitation, any and all Claims for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, fraud, defamation, slander, infliction of emotional distress, and any and all other claims under the common law of the State of California or any other state, whether sounding in contract or tort, and Claims for discrimination, harassment, retaliation, loss of earnings (past, present, or future), and Claims under the California Constitution or under any state or federal laws, statutes, and/or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the California Fair Employment and Housing Act, the California Business and Professions Code, the California Labor Code, the California Civil Code, and any and all other applicable state and federal laws.

I acknowledge and agree that I have received all salary, commissions, bonuses, compensation or other such sums due to me from DURECT for performance of services prior to and as of April 30, 2005, other than the payment described above. In light of the payment by DURECT of all wages due, or to become due to me, I acknowledge and agree that California Labor Code Section 206.5 and any statutory provision of similar effect to the following is not applicable to the Parties hereto: “No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”

I acknowledge and agree that by signing this Agreement, I am waiving any and all rights that I might have under Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, I specifically acknowledge and agree that this General Release and my waiver of rights and claims under the ADEA are intended to include Claims, if any, that are not known by me and that I do not suspect to exist at this time (“Unknown Claims”). I acknowledge and agree that I consciously intend to release even those Unknown Claims (if any) which, if known, might materially affect my decision to execute this General Release, and regardless of whether my lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

I specifically acknowledge and agree that, by signing this General Release, I am knowingly and voluntarily waiving and releasing the Released Parties (defined above) from any and all Claims that I have or might have (whether known or unknown, actual or potential) under the ADEA. I have been advised of my rights under the Older Workers Benefit Protection Act (“OWBPA”) relating to the waiver and release of rights and claims under the ADEA. With respect to my waiver and release of rights and claims under the ADEA, I acknowledge and agree as follows:

(1) I have been advised that I can waive rights and claims under the ADEA only in exchange for consideration that is in addition to anything of value to which I am already entitled.

(2) In exchange for my waiver and release of rights and claims under the ADEA, I am receiving valuable consideration to which I would not otherwise be entitled.

(3) I have had at least 21 days from the date on which I was presented with this General Release within which to consider this General Release before signing it.

(4) I have the right to revoke the waiver of rights and claims under the ADEA made under this General Release at any time within seven (7) days after signing it, and my waiver of rights and claims under the ADEA made under this General Release shall not become effective or enforceable until the seven-day revocation period has expired. If I wish to revoke the waiver of rights and claims under the ADEA made under this General Release during the seven-day revocation period, I understand I must do so by providing written notice of my revocation to the Sr. Vice President & General Counsel of DURECT. I understand that if I choose to revoke the waiver of rights and claims under the ADEA made under this General Release within seven (7) days after I sign it, I will not receive the payment described above. I also understand that my revocation of the waiver of rights and claims under the ADEA will not effect a revocation of any other claims, and this General Release will remain in full force and effect with respect to all other claims.

(5) I am not waiving any rights or claims under the ADEA that may arise after this General Release is executed, nor am I waiving any right to test the knowing and voluntary nature of this release under the OWBPA.

(6) I have been hereby advised to carefully consider the terms of this General Release and consult with an attorney of my choice prior to executing this General Release Agreement.

I further understand that, to the maximum extent permitted by law, I agree not to sue, institute, encourage or cause to be instituted the filing of any administrative charge or legal proceeding against DURECT relating to employment discrimination, and I agree that if any such charge or proceeding is brought by any other person or agency, I shall not have any right of recovery from DURECT with respect to any such charge or proceeding. The only claims excepted from this General Release are the following: (a) any claim or right that I have to unemployment insurance benefits; and (b) any right to vested benefits under a pension benefit plan covered by ERISA.

I hereby acknowledge that I have read and understand the foregoing General Release and that I sign it voluntarily and without coercion. I further acknowledge that I was given an opportunity to consider and review this General Release and to consult with an attorney of my own choosing concerning the waivers contained in this General Release, that I have done so and that the waivers made herein are knowing, conscious and with full appreciation that I am forever foreclosed from pursing any of the rights so waived.

This General Release is effective and enforceable with respect to the waiver of rights and claims under the ADEA and the consideration provided by DURECT therefor as of the 8th day after I have executed it below and is otherwise effective and enforceable with respect to all other claims and the consideration provided by DURECT therefor as of the day I have executed it below.

Executed this 8th day of April, 2005

Signature:	/s/ Thomas A. Schreck
Thomas A. Schreck

Company Release: In consideration for the covenants made by Thomas A. Schreck (“Employee”) in the letter described above and in the foregoing General Release, and conditioned upon Employee’s execution and delivery of the General Release by May 3, 2005, except as set forth below, DURECT hereby fully and forever releases and discharges Employee from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that DURECT may possess (“Claims”), or that DURECT may now have or may later claim to have with respect to Employee’s employment with DURECT concerning and/or arising out of Employee’s conduct, decisions, events, acts, omissions and/or transactions that occurred prior to the date of this release (the “Company Release”). This Company Release does not, however, apply to any claims arising from Employee’s acts that are finally adjudicated to be outside the course and scope of Employee’s employment by or rendition of services with respect to DURECT.

DURECT acknowledges and agrees that by signing this Agreement, DURECT is waiving any and all rights that DURECT might have under Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to Employee’s employment by DURECT. Section 1542 states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executed this 8th day of April, 2005

DURECT Corporation

By:	/s/ James E. Brown

Its:	CEO